Exhibit 10.12
LULULEMON ATHLETICA INC.

Non-Employee Director Compensation Plan
(Effective February 2, 2026)

Annual Cash Retainer:
All non-employee directors	$100,000
Additional Annual Retainers:
Non-Executive Chairman	$200,000
Lead Director	$50,000
Audit Committee (AC) Chair	$40,000
People, Culture and Compensation Committee (PCCC) Chair	$30,000
Corporate Responsibility, Sustainability and Governance (CRSG) Chair	$20,000
AC Member	$15,000
PCCC Member	$12,500
CRSG Member	$10,000
Subcommittees – Additional compensation may be provided
Annual Grant of RSUs	$180,000
Expense Reimbursement – for travel, lodging and other reasonable out-of-pocket expenses incurred in attending board and committee meetings.

1. Cash Compensation; Timing and Form of Payment
Cash retainers are paid in arrears, quarterly (within 30 days after the end of the applicable fiscal quarter). A director may elect to receive 100% or 50% of the director’s cash retainer in the form of Restricted Stock Units (“RSUs”) granted under the Company’s 2023 Equity Incentive Plan or any successor or replacement equity incentive plan then in effect (the “Equity Plan”). Conversion elections must be made during the annual election window described in Section 3 and will remain in effect until modified or revoked. For purposes of this Non-Employee Director Compensation Plan (the “Plan”), the “Company” means lululemon athletica inc., a Delaware corporation.
2. Annual and Initial Equity Awards
(a) Annual RSU Award – On or about the date of each annual meeting of stockholders, each non-employee director who is elected or continues in office will receive RSUs with a grant-date fair value equal to the specified dollar value, determined in accordance with ASC 718.
(b) Initial RSU Award – In connection with the initial election or appointment to the board of directors of the Company, a prorated RSU award will be granted based on the time remaining until the next annual meeting.
(c) Vesting – RSUs will vest in full on the earlier of (1) the first anniversary of the grant date and (2) the Company’s next annual meeting. Vesting is subject to continued service on the board of directors of the Company through the vesting date.

(d) Settlement – RSUs will be settled in shares within 30 days following vesting, unless otherwise provided in the Equity Plan or applicable award agreement.
3. Election Procedures
(a) Timing of Election – All elections to convert cash compensation into RSUs must be made no later than December 31st immediately preceding the first day of the fiscal year of the Company in which the services giving rise to such compensation will be performed. Elections to convert may be made during each December, which shall apply to compensation earned during the immediately following fiscal year. Notwithstanding the foregoing, elections for the fiscal year of the Company beginning on February 2, 2026 may be made on or before January 23, 2026.
(b) Evergreen – Elections will remain in effect for future fiscal years until modified or revoked in accordance with this Plan.
(c) Modifications – Changes or revocations may be made during the annual election window for future fiscal years only. An election for compensation to be earned for a fiscal year becomes effective and irrevocable on December 31st that immediately precedes the first day of such fiscal year (or in the case of elections for the fiscal year of the Company beginning on February 2, 2026, the election will become effective and irrevocable on January 23, 2026). An election may not be changed once it becomes irrevocable.
(d) Form – All elections must be made using Company-approved election forms or systems.
(e) Grant Date – RSUs elected to be received in lieu of cash will be granted in March of each fiscal year at the time the Company makes its annual equity grants to officers.
(f) Vesting and Settlement – 25% of the RSUs elected to be received in lieu of cash for a fiscal year will vest on the last day of each of the fiscal quarters of such fiscal year (fractional RSUs will be rounded up), and vested RSUs will be settled for one share of Stock each within 30 days after the end of the fiscal quarter to which such RSUs relate. In all cases, vested RSUs elected to be received in lieu of cash will be settled within the short-term deferral period under Treasury Regulation Section 1.409A-1(b)(4)(A).
(g) Cessation of Board Service – Upon a director’s cessation of service on the board of directors of the Company for any reason, (i) a pro-rata portion of the RSUs elected to be received in lieu of cash that are scheduled to vest on the last day of the fiscal quarter in which such cessation occurs will become vested (pro-rated based on the director’s period of service on the board of directors of the Company during such fiscal quarter) and (ii) all other RSUs elected to be received in lieu of cash that are then unvested will be immediately forfeited.
(h) Pro-Rata Application – The amount of cash elected to be converted to RSUs will be subtracted pro-rata from each installment of the cash retainer that would have been received absent the election.
(i) Determination of Number of RSUs – The number of RSUs elected to be received in lieu of cash will equal the applicable elected dollar value divided by the closing price of the Company’s common stock on the grant date of such RSUs. Fractional RSUs resulting from such calculation will be rounded up or down (as applicable) to the nearest whole number.

(j) Change in Service – If a director’s service on the board of directors of the Company changes in a manner that results in his or her annual cash retainer for the relevant fiscal year decreasing, a proportionate percentage of the number of RSUs received by the director in lieu of cash in respect of such fiscal year will be immediately forfeited.
4. Other Terms
(a) All awards are granted under and subject to the terms of the Equity Plan and an award agreement to be entered into between the director and the Company. In the event of any conflict with this Plan, the Equity Plan and applicable award agreement controls. The award agreement evidencing a grant of RSUs to a director may contain such other terms and conditions as deemed appropriate by the board of directors of the Company (or a committee with delegated authority for director compensation).
(b) No director may transfer compensation rights except in accordance with the Equity Plan.
(c) The board of directors of the Company (or a committee with delegated authority for director compensation) may amend, modify, or suspend this Plan, in whole or in part, at any time and from time to time, including to ensure compliance with Section 409A, other applicable tax and securities laws, stock exchange requirements, or other legal or administrative considerations. Any such modification will apply on a uniform basis to all non-employee directors, and no amendment may adversely affect amounts already earned or vested except as required by law. References in this Plan to a “director” mean a non-employee member of the board of directors of the Company.
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